Exhibit 10.4

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made as of the 31st day of October, 2007,

B E T W E E N:

LORAL SPACE & COMMUNICATIONS INC., a corporation incorporated under the laws of Delaware

(hereinafter referred to as “Loral”)

– and –

TELESAT CANADA, a corporation incorporated under the laws of Canada

(hereinafter referred to as “Telesat”)

WHEREAS, Loral is engaged in the satellite communications business through its wholly-owned subsidiary, Loral Skynet Corporation (“Skynet”);

AND WHEREAS, Telesat is also engaged in the satellite communications business;

AND WHEREAS, Loral has many years experience and significant expertise in the operations of satellite communications businesses, and in particular outside of Canada;

AND WHEREAS, Loral currently provides certain consulting services to Skynet;

AND WHEREAS, it is intended that Loral will transfer, or cause to be transferred, to Telesat all of the assets of Skynet;

AND WHEREAS, it is intended that Loral will provide to Telesat certain consulting services on the terms and conditions set forth herein, both in relation to the Skynet business and otherwise related to the satellite communication business of Telesat;

AND WHEREAS, Telesat wishes to retain Loral to act as its consultant, on a non-exclusive basis, in connection with its business, on the terms and conditions set forth herein;

AND WHEREAS, Loral is willing to act as a consultant to Telesat on that basis;

NOW, THEREFORE, in consideration of the covenants contained herein and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined herein) agree as follows:

ARTICLE 1 – INTERPRETATION

1.01	Definitions

In this Agreement, unless the subject matter or context is inconsistent with such meaning:

“Affiliate” means any Person which, directly or indirectly, Controls, is Controlled by or is under common Control of another.

“Alternative Subscription Agreement” means that certain Alternative Subscription Agreement dated August 7, 2007 by and among Loral Space & Communications Inc., Loral Skynet Corporation and 4363205 Canada Inc. (now Telesat Holdings Inc.) in respect of the transfer of certain assets to 4363205 Canada Inc. and the subscription of shares of 4363205 Canada Inc.

“Agreement” means this agreement, including any recitals, as amended, supplemented or restated from time to time and “hereof” and “hereto” shall have corresponding meanings.

“Board” means the board of directors of Telesat.

“Business Day” means any day other than a Saturday, Sunday or a day on which (1) the principal Canadian bank of Telesat is required or authorized to close in the City of Ottawa; or (2) the principal bank of Loral in New York City is required or authorized to be closed, in either case whether in accordance with established banking practice or by reason of unanticipated events, including adverse weather conditions.

“Business Plan” means the five-year business plan of Telesat as prepared, updated and amended from time to time in accordance with the Unanimous Shareholders Agreement.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession of the power, in law or in fact, to direct or cause the direction of the management and policies of a corporation whether through legal and beneficial ownership of a majority of voting securities of the corporation, by agreement or otherwise.

“including” and “includes” shall be deemed to be followed by the statement “without limitation” and neither of such terms shall be construed to limit any word or statement which it follows to the specific or similar items or matters immediately following it.

“Parties” means Loral and Telesat and “Party” means any one of them.

“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Regulatory Authority or any incorporated or unincorporated entity or association of any nature or any other entity recognized by applicable law.

“Regulatory Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any governmental, administrative or regulatory entity, authority, commission, tribunal, ministry, official or agency.

“Skynet Asset Transfer Agreement” means that certain Asset Transfer Agreement dated August 7, 2007 by and among 4363205 Canada Inc. (now Telesat Holdings Inc.), Loral Skynet Corporation and Loral Space & Communications Inc. in respect of the transfer to 4363205 Canada Inc. of certain assets of Loral Skynet Corporation.

“Unanimous Shareholders Agreement” means the Unanimous Shareholders Agreement of and in respect of Telesat Holdings Inc., Telesat Interco Inc. and Telesat dated October 31, 2007, as the same may be amended, restated or supplemented from time to time.

1.02	Statutory References

Unless otherwise provided herein, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, as amended or re-enacted from time to time.

1.03	Headings

The division of this Agreement into articles, sections, subsections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.04	References

Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement.

1.05	Number, Gender and Section References

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.06	Calculation of Time

In this Agreement, a period of days which commences with an event shall be deemed to begin on the first day after the event and to end at 6:00 p.m. on the last day of the period and a period of days which commences on a date shall be deemed to begin on that date and to end at 6:00 p.m. on the last day of the period. If, however, the last day of a period does not fall on a Business Day, the period shall terminate at 6:00 p.m. on the next Business Day. References to dates and times in this Agreement are to local dates and times in Ottawa, Ontario, unless otherwise stated.

1.07	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to currency of the United States of America.

ARTICLE 2 – APPOINTMENT

2.01	Terms and Conditions

Subject to the terms and conditions of this Agreement, Telesat hereby retains Loral as its consultant respecting its business and operations and Loral accepts such retainer.

2.02	Performance

The performance by Loral of the services contemplated by this Agreement shall be solely on behalf of and for the account of Telesat. Notwithstanding anything contained herein to the contrary, Loral does not by this Agreement assume, and shall not be liable for, any obligation of Telesat, financial or otherwise, to any Person.

ARTICLE 3 – ADVICE AND SERVICES

3.01	Advice to be Provided by Loral

At the request of the Board, acting reasonably, Loral shall provide, in reasonable amounts, and within a reasonable amount of time after being requested, the following advice, in each case applying its expertise and business judgment:

(a)	advice related to Telesat’s business objectives and direction to meet the competitive demands of the satellite communications business;

(b)	advice related to the review and development of business strategies and opportunities, in particular outside of Canada;

(c)	advice related to Telesat’s progress in meeting its business objectives and direction and Business Plan so as to enable Telesat to identify the type, extent and timing of Telesat’s support needs in any and all aspects of its business;

(d)	advice related to the development and implementation of an appropriate synergy plan for the integration of the Skynet business into Telesat;

(e)	advice related to the Skynet assets, operations and business development, including the development of business opportunities and strategies for growth and expansion outside of Canada;

(f)	advice related to satellite orbital slots for outside of Canada;

(g)	advice related to capital structure and financing, in particular with respect to the United States financial markets; and

(h)	advice related to satellite expert personnel and general personnel matters, in particular in respect of non-Canadian personnel.

3.02	Services to be Agreed

Telesat may request the assistance of Loral in any of the following areas: personnel benefits administration; insurance and risk management; human resources; treasury operations related to cash management and hedging; auditing; U.S. public relations; U.S. satellite regulatory; U.S. securities regulatory, including Sarbanes Oxley compliance; U.S. tax; and U.S. legal. Such request may be made by Telesat at any time during the term of this Agreement. Loral shall consider such request, and whether it has sufficient resources to provide the services requested, and if it is prepared to provide such services, shall propose a fee for the provision of such services, based on the cost to Loral of providing such services (including allocated overhead costs) plus a reasonable profit margin and shall advise Telesat of its decision, and its proposed fee (including separately the proposed profit margin) within six weeks of any such request. If such fee as proposed is acceptable to Telesat, or if a different fee is subsequently proposed and agreed (in either case with the approval of Telesat being given as an “Interested Matter” pursuant 3.04(4) of the Unanimous Shareholders Agreement), Loral and Telesat shall enter into a letter agreement which describes the services to be performed and the fee as agreed.

3.03	Advice and Services: Non-Exclusive and Advisory

The advice and services to be provided by Loral to Telesat pursuant to Section 3.01 and Section 3.02 are being provided on a non-exclusive basis, at the request of Telesat. Any advice given to Telesat pursuant to Section 3.01 is advisory only, and may be accepted or rejected, at the sole discretion of management or the Board of Telesat. It is understood and agreed that the advice and services to be provided pursuant to Sections 3.01 and 3.02 are exclusive of the duties of Loral officers and directors in their capacities as directors of Telesat, and of actions taken by Loral in its capacity as a shareholder of the indirect parent company of Telesat.

ARTICLE 4 – COMPENSATION

4.01	Annual Fee

As compensation for the advice to be provided by Loral pursuant to Section 3.01, Telesat shall pay to Loral, during the term of this Agreement, an annual fee of $5,000,000, payable in an amount equal to $1,250,000 per quarter in arrears on the last day of March, June, September and December in each year, commencing in December, 2007.

4.02	Reimbursement of Direct Expenses

If either (i) Loral outsources any services from third parties at Telesat’s request, including without limitation, legal, accounting, insurance and benefits services, (ii) Loral incurs any out-of-pocket fees or expenses at the request of Telesat, (iii) Loral pays any fees or expenses incurred by Telesat, or (iv) Loral incurs any reasonable out-of-pocket fees or expenses on behalf of Telesat in connection with the provision by Loral of advice under Section 3.01 hereof or otherwise, Telesat shall reimburse Loral for the cost of all such services, fees or expenses, within 30 days of delivery by Loral to Telesat of invoices or other proof of payment by Loral.

4.03	Payment

The amounts payable pursuant to Section 4.01, 4.02 and 4.04 shall be payable by wire transfer in immediately available funds to such bank account or accounts as Loral shall designate by written notice to Telesat, subject, in the case of amounts payable pursuant to Section 4.01, to the provisions of Section 4.04. Any such direction shall remain in effect until such time as Loral provides to Telesat a change of direction. Loral shall separately bill, in respect of advice and services provided pursuant to Section 4.01 and 4.02, those portions of the advice and services provided in Canada in respect of each billing period and service (“Canadian Services”). Telesat shall deduct and withhold from any payment made to Loral pursuant to Section 4.01, 4.02 and 4.04 such amounts as may be required to be deducted and withheld by applicable law in respect of the provision of Canadian Services, or in respect of interest payable pursuant to Section 4.04. If Telesat determines that it is required by law to withhold any amounts in respect of services not designated by Loral as being provided in Canada, or that there is a substantial risk of assessment or reassessment of taxes related to any such payment to Loral if no amount is withheld, it shall give notice of such determination to Loral not less than 20 days before the date of the next quarterly payment to be made pursuant to Section 4.01. In such event, Loral and Telesat shall attempt to agree in good faith whether any additional amount shall be withheld by Telesat from payments to be made to Loral under Section 4.01 and/or Section 4.02. If Telesat and Loral are unable to agree, then no later than 15 days prior to the due date of such payment such dispute or difference shall be referred for final determination to a mutually agreed independent counsel (“Independent Counsel”) . The Independent Counsel shall be instructed to render a written opinion within 7 days of his or her appointment. The Independent Counsel’s decision shall be final and binding on all parties. The cost and fees of the Independent Counsel shall be borne and paid equally by Telesat and Loral. Notwithstanding the foregoing in the event the Independent Counsel shall not render his or her written opinion 2 days prior to such payment due date, Telesat shall be entitled to deduct and withhold from such payment any amount it determines in good faith and acting reasonably, and taking into account the deliberations to date, is required to be deducted and withheld by applicable law (and with respect to any future payments until such time as such written opinion is delivered, following which Telesat shall act in accordance with such opinion, as applicable), and neither Telesat nor its Affiliates or officers shall be liable for any excess taxes deducted or withheld in respect of any payment to Loral in such circumstances, and, in the event of over-withholding, Loral’s sole recourse shall be to apply for a refund from the appropriate governmental authority. Loral shall indemnify and save harmless Telesat from any amounts which may become payable by Telesat as a result of its failure to deduct and withhold in respect of any advice or services provided by Loral that is not separately billed by Loral as Canadian Services, including without limitation, any penalty, interest or other amounts, and the cost of counsel incurred in respect of any demand for payment related thereto. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Loral in respect of the payment from which such deduction and withholding was made.

4.04	Payment in Kind

If and for so long as the terms of the Acquisition Debt (as defined in the terms of the Senior Preferred Shares of Telesat Holdings Inc. as they exist on the date hereof) (the “Acquisition Financing”) permit the payment of the fees set out in Section 4.01 in cash without recourse to any provision of the Acquisition Financing providing for a fixed or calculated amount available for such purposes and other purposes (including without limitation the Applicable Amount defined in the credit agreement originally forming part of the Acquisition Debt (each such provision a “basket provision”; provided, that, for the avoidance of doubt, a basket provision does not include a covenant that requires compliance with a financial ratio other than with respect to the financial ratios in the Applicable Amount)), Telesat shall pay such fees in cash. Otherwise, unless the Directors determine to utilize such basket provision in order to pay all or part of such fee in cash, Telesat shall not be required to pay such fees in cash but shall issue to Loral, on each payment date provided in Section 4.01, a promissory note of Telesat for the amount of such payment. Such promissory notes shall be payable in full, or to the extent then permitted, 10 days after (i) a determination being made, by way of the certification provided in this Section 4.04, that such promissory notes, or a portion of such promissory notes, may be paid pursuant to the terms of the Acquisition Financing without recourse to a basket provision, or (ii) if the Directors subsequently determine to utilize such basket provision to pay some or all of such promissory notes, that such determination has been made by the Directors, or if not then paid in full, all such promissory notes shall be paid in full on October 31, 2018. Any such payment shall be made in the manner provided in Section 4.03 without necessity of delivery to Telesat of any promissory notes for cancellation. Telesat shall provide Loral with a quarterly certificate to be delivered by not later than 60 days after each fiscal quarter-end of Telesat certifying whether any such promissory notes, or a portion thereof, may be paid pursuant to the terms of the Acquisition Financing without recourse to a basket provision or whether the Directors shall have determined to pay any promissory notes by utilizing and reducing any such basket provision, and shall specify in such certificate the amount of such promissory notes that may then be paid, and shall provide to Loral details in support of such certificate. Interest on all such promissory notes shall be payable on the outstanding principal balance of each promissory note at the rate of 7% per annum, compounded quarterly, from the date of issue of any such promissory note to the date of payment thereof. Promissory notes, including all accrued interest thereon, shall be repaid in order of issuance. Loral shall deliver to Telesat all promissory notes that have been paid in full as soon as practicable after payment in full thereof.

ARTICLE 5 – TERM AND TERMINATION

5.01	Term

This Agreement shall have an initial term commencing on the date hereof and expiring on the seventh anniversary of the date hereof and at the expiry of the initial term, this Agreement shall be automatically renewed for a further seven year term if Loral is not then in material default under the Unanimous Shareholders Agreement or this Agreement; provided, however, that this Agreement shall terminate upon the earlier of (i) a sale by Loral of more than 50% of the aggregate participating equity of Telesat Holdings Inc. received by Loral and/or its subsidiaries pursuant to the Skynet Asset Transfer Agreement or the Alternative Subscription Agreement, or (ii) a Change of Control of Telesat Holdings Inc. (as defined in the conditions attaching to the Senior Preferred Shares of Telesat Holdings Inc.). In each case, the annual fee described in Section 4.01 shall be prorated and paid only for that portion of the period of the then current year for which this Agreement is in existence.

5.02	Other Remedies

Nothing in Section 5.01 is intended to replace or derogate from any other remedy that a Party may have at law or in equity in consequence of any breach of, or failure to observe and perform, any covenant in this Agreement by the other Party.

ARTICLE 6 – LIMITATION OF LIABILITY

6.01	Limitation of Liability

In no event shall either Party have any liability for punitive, exemplary or aggravated damages, loss of profits or revenue, failure to realize expected savings or other commercial or economic loss of any kind whatsoever, or for any indirect, special, incidental or consequential damages, even if advised of the possibility of such loss or damages.

ARTICLE 7 – INDEMNIFICATION OF LORAL

7.01	Indemnification of Loral

Telesat covenants and agrees to defend, indemnify and hold harmless Loral, its Affiliates and shareholders and their respective authorized representatives, directors, officers, employees and agents (collectively, the “Indemnified Party”) from and against all losses, claims, suits, proceedings, costs, damages, liabilities and judgments (including reasonable attorney’s fees) sustained by the Indemnified Party related to or arising out of this Agreement, provided that the Indemnified Party has not committed any fraud, wilful misfeasance or wilful misconduct in relation to the matter or matters in respect of which such indemnification is claimed. Telesat agrees that Loral has received and is holding the benefit of this indemnity in trust for each of the Indemnified Parties other than Loral, with the intent that any such Indemnified Party shall be entitled to enforce the provision of such indemnity in its favour directly against Telesat.

7.02	Notification of Claim

In the event that a third party asserts a claim against an Indemnified Party with respect to which the Indemnified Party intends to seek indemnification from Telesat under Section 7.01, the Indemnified Party will forthwith give notice of such claim (a “Claim”) in writing to Telesat, together with a statement of such information respecting the Claim as it shall then have, copies of any demand, assertion, claim, action or proceeding received by the Indemnified Party and the basis on which the Indemnified Party is seeking indemnification.

7.03	Right to Contest and Defend

(1) Telesat is entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Claim; provided, however, that notice of the intention so to contest shall be delivered by Telesat to the Indemnified Party within a reasonable time in light of the circumstances then existing, but in no event more than 30 days after receipt of notice of the Claim from the Indemnified Party. Any such contest may be conducted in the name and on behalf of Telesat or the Indemnified Party, as may be appropriate. Such contest shall be conducted by counsel chosen by Telesat, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its choosing at its cost and expense unless the interests of Indemnified Parties and Telesat differ in the Claim, in which case, Telesat shall also pay all reasonable cost and expense of counsel of the Indemnified Party. If the Indemnified Party joins in any such contest, Telesat shall have full authority to determine all action to be taken with respect thereto.

(2) If after such opportunity, Telesat does not elect to contest any such Claim, subject to paragraph (5) below, Telesat shall be bound by the result obtained with respect thereto by the Indemnified Party and the Indemnified Party shall be entitled to abandon the contesting of the Claim or to settle or compromise the Claim, and Telesat shall be bound by all actions of the Indemnified Party with respect to such contest and/or Claim.

(3) At any time after the commencement of defence of any Claim by Telesat, Telesat shall notify the Indemnified Party in writing promptly upon the abandonment of such contest or failure of Telesat (in which event the provisions of paragraph (2) above shall be applicable) or of the payment, compromise or settlement by Telesat of the Claim.

(4) If requested by Telesat, the Indemnified Party will cooperate with Telesat and its counsel in contesting any Claim which Telesat elects to contest or, if appropriate and not inconsistent with the reasonable commercial interests of the Indemnified Party, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any Person and will take such other action as reasonably may be requested by Telesat to reduce or eliminate any loss or expense for which Telesat would have responsibility, but Telesat will reimburse the Indemnified Party for any and all reasonable expenses incurred by it in so cooperating or acting at the request of Telesat.

(5) Notwithstanding anything herein to the contrary, neither Telesat nor any Indemnified Party shall pay, compromise or settle any Claim or seek or agree to any equitable relief without the consent of the other party, such consent not to be unreasonably withheld. Telesat shall provide reasonable information to the Indemnified Party on an ongoing basis regarding the contest and the Claim and any proposed payment, compromise or settlement of the Claim and the basis for any equitable relief sought. Unless Telesat shall have abandoned the contesting of a Claim, the Indemnified Party agrees to afford Telesat and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Regulatory Authorities, asserting such Claim against the Indemnified Party or conferences with representatives of or counsel for such persons.

ARTICLE 8 – GENERAL

8.01	Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand, courier (with a copy sent by facsimile), by facsimile or other means of electronic communication (with a copy sent by courier) or by delivery as hereafter provided. Any such notice or other communication, if sent by courier or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the confirmation of receipt, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notice of change of address shall also be governed by this Section 8.01. Notices and other communications shall be addressed as follows or to such other address as the parties shall notify each other in writing from time to time:

If to Loral:

Loral Space & Communications Inc.

600 Third Avenue

New York, N.Y. 10016

Attention: General Counsel

Fax No.:    (212) 338-5320

If to Telesat:

Telesat Canada

1601 Telesat Court

Gloucester, Ontario

K1P 5P4

Attention: Vice President Law

Fax No.:    (613) 748-8784

8.02	Performance on Holidays

If any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be sufficiently taken if taken on or by the next succeeding Business Day.

8.03	Governing Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

8.04	Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, among any of the Parties.

8.05	Further Assurances

Each Party shall from time to time promptly execute and deliver such further documents, and take such further action, as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

8.06	Expenses

Each Party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement including all fees and expenses of its respective legal counsel, investment bankers, brokers, accountants or other representatives or consultants.

8.07	Amendments

Except as expressly provided in this Agreement, no amendment, supplement, restatement, replacement or termination of any provision of this Agreement is binding unless it is in writing and signed by all the Parties, at the time of the amendment, supplement, restatement, replacement or termination, and such writing shall be binding on all parties to this Agreement.

8.08	Waiver of Rights

No waiver of any provision of or consent to depart from this Agreement is binding unless it is in writing and signed by all the Parties. No failure to exercise, and no delay in exercising, any right or remedy unless this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision.

8.09	Remedies Cumulative

The rights and remedies under this Agreement are cumulative and in addition to, and not in substitution for, any other rights and remedies, available at law or in equity or otherwise. No single or partial exercise by a party of any right or remedy precludes or otherwise affects the exercise of any other right or remedy to which that party may be entitled.

8.10	Assignment

Neither Party may assign this Agreement or any rights or benefits hereunder to any Person without the other Party’s consent, such consent not to be unreasonably withheld.

8.11	Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns.

8.12	Counterparts

This Agreement and any amendment, supplement, restatement or termination of any provision of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together shall constitute one agreement.

8.13	Survival

The provisions of Article 6 and Article 7 shall remain in effect after the expiry or termination of this Agreement, until such time as the Parties mutually agree to the release of the obligations contained therein. No termination of this Agreement by a Party shall affect the rights and obligations of the other Party which have accrued as of the date of such termination.

8.14	No Agency, Partnership or Joint Venture

In giving effect to this Agreement, no Party shall be or be deemed an agent or employee of the other Party for any purpose and their relationship to each other shall be that of independent contractors. Nothing in this Agreement shall constitute a partnership or a joint venture between the Parties. No Party shall have the right to enter into contracts on behalf of, pledge the credit of, or incur liabilities on behalf of, the other Party.

(signature page follows)

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

TELESAT CANADA

By:	/s/ Jennifer Lecour
	Name:	Jennifer Lecour
	Title:	Vice President, General Counsel and Secretary